News Release

For Immediate Release

Contact: Christine Irving – (856) 690-4340; Cell 856-237-5266; cirving@sunnb.com

Sun Bancorp to Redeem Preferred Stock

Under the Treasury’s Capital Purchase Program

VINELAND, NJ, March 11, 2009 – Sun Bancorp, Inc. (NASDAQ:SNBC), the parent company of Sun National Bank, today announced it has filed notice to the U.S. Department of the Treasury (Treasury Department) to redeem all 89,310 shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A, liquidation value $1,000.00 per share (Preferred Stock) sold to the Treasury Department on January 9, 2009 in connection with the Capital Purchase Program (CPP) of the Troubled Assets Relief Program (TARP). The Company also issued a Warrant to purchase 1,543,376 shares of its common stock to the Treasury Department at an exercise price of $8.68 per share. The Company expects the Treasury Department to liquidate the Warrant following the full redemption of the Preferred Stock.

Participants in the CPP are required to provide notice of redemption to the Treasury Department at least 30 days prior to the redemption date. The Treasury must consult with the Company’s primary federal regulator before approving repayment. The Company has sufficient funds to complete the redemption.

“When the Capital Purchase Program became available to well capitalized and healthy financial institutions like Sun, it was a positive partnership between the government and business to stimulate the economy through additional lending and community support,” said Thomas X. Geisel, president and chief executive officer of Sun Bancorp. “The partnership then became politicized, the rules and regulations changed, and the dynamics of the partnership substantially shifted. These changes significantly restricted the way we support our customers and communities, as well as the way we run our business.”

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Sun Bancorp was well capitalized by regulatory standards before accepting the CPP investment and will continue to be well capitalized under the same standards after the redemption. The Company’s total risk-based capital ratio and leverage capital ratio at December 31, 2008, before the CPP funds were received, were 11.37% and 9.58% respectively, and would be approximately 11.48% and 9.03% respectively, at January 31, 2009 after redemption. In addition, the Company’s ratio of tangible equity to tangible assets was 6.10% at December 31, 2008, and would be 6.27% at January 31, 2009 after redemption.

“During 2008, we continued our highly successful lending programs and even embarked on new ones to support both existing and new customers,” said Geisel. “As a result, we increased our year over year loans for 2008 by $229.9 million, or 9.2%. We believe our Bank is well positioned to continue these lending trends throughout 2009.”

Sun Bancorp, Inc. is a $3.6 billion asset bank holding company headquartered in Vineland, New Jersey. Its primary subsidiary is Sun National Bank, serving customers through 70 locations in New Jersey. The Bank is an Equal Housing Lender and its deposits are insured up to the legal maximum by the Federal Deposit Insurance Corporation (FDIC). For more information about Sun National Bank and Sun Bancorp, Inc., visit www.sunnb.com.

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